Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

SOUTH STATE CORPORATION

and

ATLANTIC CAPITAL BANCSHARES, INC.

_____________________

Dated July 22, 2021

TABLE OF CONTENTS

Article I

THE MERGER

1.1	The Merger and Bank Merger.	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Conversion of Atlantic Capital Common Stock	3
1.6	South State Stock	4
1.7	Treatment of Atlantic Capital Equity Awards	4
1.8	Charter of Surviving Entity	5
1.9	Bylaws of Surviving Entity	6
1.10	Tax Consequences	6

Article II

EXCHANGE OF SHARES

2.1	South State to Make Consideration Available	6
2.2	Exchange of Shares	6

Article III

REPRESENTATIONS AND WARRANTIES OF ATLANTIC CAPITAL

3.1	Corporate Organization	9
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	17
3.9	Legal and Regulatory Proceedings	17
3.10	Taxes and Tax Returns	17
3.11	Employees	18
3.12	SEC Reports	21
3.13	Compliance with Applicable Law	22
3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	26
3.16	Risk Management Instruments	26
3.17	Environmental Matters	26
3.18	Investment Securities and Commodities	27

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3.19	Real Property	27
3.20	Intellectual Property	28
3.21	Related Party Transactions	28
3.22	State Takeover Laws	29
3.23	Reorganization	29
3.24	Opinion	29
3.25	Atlantic Capital Information	29
3.26	Loan Portfolio	29
3.27	Insurance	31
3.28	No Other Representations or Warranties	31

Article IV

REPRESENTATIONS AND WARRANTIES OF SOUTH STATE

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	35
4.5	Reports	36
4.6	Financial Statements	36
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal and Regulatory Proceedings	38
4.10	Taxes and Tax Returns	38
4.11	Employees	39
4.12	SEC Reports	40
4.13	Compliance with Applicable Law	41
4.14	Certain Contracts	43
4.15	Agreements with Regulatory Agencies	43
4.16	Environmental Matters	44
4.17	Investment Securities and Commodities	44
4.18	Reserved.	44
4.19	Reserved.	44
4.20	Related Party Transactions	44
4.21	Reserved.	44
4.22	Reorganization	44
4.23	Opinion	44
4.24	South State Information	45
4.25	Loan Portfolio	45
4.26	Insurance	45
4.27	No Other Representations or Warranties	45

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Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	46
5.2	Forbearances of Atlantic Capital	46
5.3	Forbearances of South State	51

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	52
6.2	Access to Information; Confidentiality	54
6.3	Non-Control.	54
6.4	Shareholders’ Approvals	55
6.5	Legal Conditions to Merger	57
6.6	Stock Exchange Listing	57
6.7	Employee Matters	57
6.8	Indemnification; Directors’ and Officers’ Insurance	59
6.9	Additional Agreements	61
6.10	Advice of Changes	61
6.11	Reserved	61
6.12	Shareholder Litigation	61
6.13	Corporate Governance	62
6.14	Acquisition Proposals	62
6.15	Public Announcements	64
6.16	Change of Method	64
6.17	Takeover Statutes	64
6.18	Treatment of Atlantic Capital Indebtedness	65
6.19	Exemption from Liability Under Section 16(b)	65
6.20	Certain Tax Matters	65

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	66
7.2	Conditions to Obligations of South State	66
7.3	Conditions to Obligations of Atlantic Capital	67

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	68
8.2	Effect of Termination	70

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Article IX

GENERAL PROVISIONS

9.1	Amendment	71
9.2	Extension; Waiver	71
9.3	Nonsurvival of Representations, Warranties and Agreements	72
9.4	Expenses	72
9.5	Notices	72
9.6	Interpretation	73
9.7	Counterparts	74
9.8	Entire Agreement	74
9.9	Governing Law; Jurisdiction.	74
9.10	Waiver of Jury Trial	74
9.11	Assignment; Third-Party Beneficiaries	75
9.12	Specific Performance	75
9.13	Severability	75
9.14	Confidential Supervisory Information	76
9.15	Delivery by Facsimile or Electronic Transmission	76

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INDEX OF DEFINED TERMS

Page

Term	Section
Acceptable Confidentiality Agreement	6.14(a)
Acquisition Proposal	6.14(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.4(a)
Applicable Agencies	3.4
Atlantic Capital	Preamble
Atlantic Capital 401(k) Plan	6.7(d)
Atlantic Capital Articles	3.1(a)
Atlantic Capital Bank	Recitals
Atlantic Capital Benefit Plans	3.11(a)
Atlantic Capital Board Recommendation	6.4(a)
Atlantic Capital Bylaws	3.1(a)
Atlantic Capital Common Stock	1.5(a)
Atlantic Capital Compensation Committee	1.7(c)
Atlantic Capital Contract	3.14(a)
Atlantic Capital Designated Directors	6.13(a)
Atlantic Capital Disclosure Schedule	Article III
Atlantic Capital Equity Awards	1.7(e)
Atlantic Capital ERISA Affiliate	3.11(a)
Atlantic Capital Indemnified Parties	6.8(a)
Atlantic Capital Insiders	6.19
Atlantic Capital Meeting	6.4(a)
Atlantic Capital Option	1.7(a)
Atlantic Capital Owned Properties	3.19
Atlantic Capital Performance Share Award	1.7(c)
Atlantic Capital Preferred Stock	3.2(a)
Atlantic Capital Qualified Plans	3.11(c)
Atlantic Capital Real Property	3.19
Atlantic Capital Reports	3.12
Atlantic Capital Regulatory Agreement	3.15
Atlantic Capital Restricted Share	1.7(b)
Atlantic Capital Securities	3.2(a)
Atlantic Capital Subsidiary	3.1(b)
Atlantic Capital Tax Certificate	6.20
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)

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BHC Act	3.1(a)
Certificates of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employees	6.7(a)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
GAAP	3.1(a)
GBCC	1.1(a)
Georgia Secretary	1.3
Governmental Entity	3.4
Intellectual Property	3.20
Intervening Event	6.4(b)
IRS	3.11(b)
Liens	3.2(b)
Loans	3.26(a)
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	Recitals
Merger Consideration	1.5(a)
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(e)
Nasdaq	2.2(e)
Nationally Recognized Tax Counsel	7.2(c)
New Certificates	2.1
OCC	3.4
Old Certificate	1.5(b)
Pandemic	3.1(a)
Pandemic Measures	3.1(a)
PBGC	3.11(d)
Permitted Encumbrances	3.19
Personal Data	3.13(b)
Premium Cap	6.8(b)

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Proxy Statement	3.4
Real Estate Investments	5.2(r)
Recommendation Change	6.4(a)
Regulatory Agencies	3.5
Representatives	6.14(a)
Requisite Regulatory Approvals	6.1(b)
Requisite Atlantic Capital Vote	3.3(a)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SCBCA	1.1(a)
SEC	3.4
Securities Act	3.12
Security Breach	3.13(d)
South Carolina Secretary	1.3
South State	Preamble
South State 401(k) Plan	6.7(d)
South State Bank	Recitals
South State Benefit Plans	4.11(a)
South State Bylaws	4.1(a)
South State Charter	4.1(a)
South State Common Stock	1.5(a)
South State Contract	4.14(a)
South State Disclosure Schedule	Article IV
South State Equity Awards	4.2(a)
South State ERISA Affiliate	4.11(a)
South State Option	1.7(a)
South State Preferred Stock	4.2(a)
South State PSUs	4.2(a)
South State Regulatory Agreement	4.15
South State Reports	4.12
South State Restricted Share	1.7(b)
South State Securities	4.2(a)
South State Stock-Based RSU	1.7(c)
South State Subsidiary	4.1(b)
South State Tax Certificate	6.20
SRO	3.5
Subsidiary	3.1(a)
Superior Proposal	6.14(a)
Surviving Bank	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax	3.10(c)
Tax Return	3.10(d)
Termination Date	8.1(c)
Termination Fee	8.2(b)

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Willful and material breach	8.2(a)

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AGREEMENT AND PLAN OF MERGER, dated July 22, 2021 (this “Agreement”), between South State Corporation, a South Carolina corporation (“South State”), and Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”).

RECITALS

A.       The Boards of Directors of South State and Atlantic Capital have unanimously determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Atlantic Capital will, subject to the terms and conditions set forth herein, merge with and into South State (the “Merger”), so that South State is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B.       In furtherance thereof, the respective Boards of Directors of South State and Atlantic Capital have unanimously approved the Merger and declared advisable and adopted this Agreement, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and, with respect to the Board of Directors of Atlantic Capital, has resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement.

C.       For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D.       Simultaneous with entering into this Agreement, South State has entered into an employment agreement with each of Douglas Williams, Kurt Shreiner and Richard Oglesby, Jr. with respect to their ongoing employment and services to South State from and after the Effective Time.

E.       Immediately following the Merger, and subject to it occurring, Atlantic Capital Bank, N.A., a national banking association and wholly-owned Subsidiary of Atlantic Capital (“Atlantic Capital Bank”) will merge (the “Bank Merger”) with and into South State Bank, National Association, a national banking association and wholly-owned subsidiary of South State (“South State Bank”) so that South State Bank is the surviving entity (the “Surviving Bank”) in the Bank Merger.

F.       In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, the parties agree as follows:

Article I

THE MERGER

1.1              The Merger and Bank Merger.

(a)               Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”) and the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), at the Effective Time, Atlantic Capital shall merge with and into South State pursuant to this Agreement. South State shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of South Carolina. Upon consummation of the Merger, the separate corporate existence of Atlantic Capital shall terminate.

(b)               At the Bank Merger Effective Time, Atlantic Capital Bank will merge with and into South State Bank. South State Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Atlantic Capital Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger between Atlantic Capital Bank and South State Bank in form and substance reasonably acceptable to Atlantic Capital and South State, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”), which shall be entered into by Atlantic Capital Bank and South State Bank promptly after the date of this Agreement. Each of Atlantic Capital and South State shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Atlantic Capital Bank and South State Bank, respectively, and Atlantic Capital and South State shall, and shall respectively cause Atlantic Capital Bank and South State Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

(c)               It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.2              Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Atlantic Capital and South State. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3              Effective Time. On or (if agreed by Atlantic Capital and South State) prior to the Closing Date, South State and Atlantic Capital, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Georgia (the “Georgia Secretary”)

in accordance with the GBCC and articles of merger with the Secretary of State of the State of South Carolina (the “South Carolina Secretary”) in accordance with the SCBCA (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the GBCC and SCBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC, the SCBCA and this Agreement.

1.5              Conversion of Atlantic Capital Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of South State, Atlantic Capital or the holder of any securities of South State or Atlantic Capital:

(a)               Subject to Section 2.2(e), each share of the common stock, no par value, of Atlantic Capital (the “Atlantic Capital Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Atlantic Capital Common Stock owned by Atlantic Capital or South State (in each case, other than shares of Atlantic Capital Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Atlantic Capital or South State in respect of debts previously contracted), shall be converted into the right to receive 0.3600 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $2.50 per share, of South State (the “South State Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the South State Common Stock, including the shares issued to former holders of Atlantic Capital Common Stock, shall be the common stock of the Surviving Entity.

(b)               All of the shares of Atlantic Capital Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Atlantic Capital Common Stock) previously representing any such shares of Atlantic Capital Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of South State Common Stock that such shares of Atlantic Capital Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Atlantic Capital Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of South State Common Stock or Atlantic Capital Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give South State and the holders of Atlantic Capital Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Atlantic Capital or South State to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)               Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Atlantic Capital Common Stock that are owned by Atlantic Capital or South State (in each case, other than shares of Atlantic Capital Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Atlantic Capital or South State in respect of debts previously contracted) shall be cancelled and shall cease to exist and no South State Common Stock or other consideration shall be delivered in exchange therefor.

1.6              South State Stock. At and after the Effective Time, each share of South State Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7              Treatment of Atlantic Capital Equity Awards.

(a)               At the Effective Time, each outstanding option to purchase shares of Atlantic Capital Common Stock (each, a “Atlantic Capital Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Atlantic Capital Common Stock and shall be converted into an option to purchase a number of shares of South State Common Stock (a “South State Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Atlantic Capital Common Stock subject to such Atlantic Capital Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Atlantic Capital Common Stock of such Atlantic Capital Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of South State Common Stock purchasable pursuant to the South State Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Atlantic Capital Option to which Section 422 of the Code applies, the exercise price and the number of shares of South State Common Stock purchasable pursuant to such South State Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each South State Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable Atlantic Capital equity incentive plan or award agreement) as were applicable to such Atlantic Capital Option immediately prior to the Effective Time. All rounding described in this Section 1.7(a) shall be done on an aggregate basis per Atlantic Capital Option and any holder of an Atlantic Capital Option the adjustment of which results in fractional shares shall be entitled to a cash payment as provided under Section 1.5(b) of this Agreement in respect of such fractional share.

(b)               At the Effective Time, each outstanding restricted stock award (a “Atlantic Capital Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Atlantic Capital Common Stock and shall be converted into a number of restricted shares of South State Common Stock (each, a “South State Restricted Share”) equal to the Exchange Ratio (rounded to the nearest whole number). Except as specifically provided above, at and following the Effective Time, each such South State Restricted Share shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Atlantic Capital equity incentive plan or award agreement) as were applicable to the applicable Atlantic Capital Restricted Share immediately prior to the Effective Time.

(c)               At the Effective Time, each outstanding performance share award (a “Atlantic Capital Performance Share Award”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance share award denominated in shares of Atlantic Capital Common Stock and shall be converted into a time-vesting restricted stock unit denominated in shares of South State Common Stock (a “South State Stock-Based RSU”). The number of shares of South State Common Stock subject to each such South State Stock-Based RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Atlantic Capital Common Stock subject to such Atlantic Capital Performance Share Award immediately prior to the Effective Time based on the higher of target performance and actual performance through the Effective Time as reasonably determined by the compensation committee of the Board of Directors of Atlantic Capital (the “Atlantic Capital Compensation Committee”) multiplied by (y) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such South State Stock-Based RSU shall be subject only to time-vesting and shall otherwise continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Atlantic Capital equity incentive plan or award agreement) as were applicable to the applicable Atlantic Capital Performance Share Award immediately prior to the Effective Time.

(d)               At or prior to the Effective Time, Atlantic Capital, the Board of Directors of Atlantic Capital and the Atlantic Capital Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

(e)               South State shall take all corporate actions that are necessary for the treatment of the Atlantic Capital Options, Atlantic Capital Restricted Shares and Atlantic Capital Performance Share Awards (together, the “Atlantic Capital Equity Awards”) pursuant to Sections 1.7(a) through 1.7(c), including the reservation, issuance and listing of South State Common Stock as necessary to effect the transactions contemplated by this Section 1.7.

1.8              Charter of Surviving Entity. At the Effective Time, the articles of incorporation of South State, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.9              Bylaws of Surviving Entity. At the Effective Time, the bylaws of South State, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

EXCHANGE OF SHARES

2.1              South State to Make Consideration Available. At or prior to the Effective Time, South State shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed upon by South State and Atlantic Capital (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at South State’s option, evidence in book-entry form, representing shares of South State Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of South State Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2              Exchange of Shares.

(a)               As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, South State shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Atlantic Capital Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive South State Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of South State Common Stock and any cash in lieu of fractional shares, which the shares of Atlantic Capital Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of South State Common Stock to which such holder of Atlantic Capital Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to

Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of South State Common Stock which the shares of Atlantic Capital Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)               No dividends or other distributions declared with respect to South State Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of South State Common Stock that the shares of Atlantic Capital Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)               If any New Certificate representing shares of South State Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of South State Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)               After the Effective Time, there shall be no transfers on the stock transfer books of Atlantic Capital of the shares of Atlantic Capital Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of South State Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e)               Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of South State Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to South State Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of South State. In lieu of the issuance of any such fractional share, South State shall pay to each former holder of Atlantic Capital Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of South State Common Stock on the Nasdaq Global Select Market (the “Nasdaq”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Atlantic Capital Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of South State Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)                Any portion of the Exchange Fund that remains unclaimed by the shareholders of Atlantic Capital for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Atlantic Capital Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of South State Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the South State Common Stock deliverable in respect of each former share of Atlantic Capital Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of South State, Atlantic Capital, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Atlantic Capital Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of Atlantic Capital Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)               South State shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of South State Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Atlantic Capital Common Stock or Atlantic Capital Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by South State or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Atlantic Capital Common Stock or Atlantic Capital Equity Awards in respect of which the deduction and withholding was made by South State or the Exchange Agent, as the case may be.

(h)               In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by South State or the Exchange Agent, the posting by such person of a bond in such amount as South State or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of South State Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF ATLANTIC CAPITAL

Except (a) as disclosed in the disclosure schedule delivered by Atlantic Capital to South State concurrently herewith (the “Atlantic Capital Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Atlantic Capital Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Atlantic Capital that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Atlantic Capital Reports publicly filed with or furnished to the SEC by Atlantic Capital since December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature; provided that this clause (b) shall not apply to the representations and warranties set forth in Sections 3.1(a), 3.2(a), 3.3(a), 3.3(b)(i), 3.7, 3.22), Atlantic Capital hereby represents and warrants to South State as follows:

3.1              Corporate Organization.

(a)               Atlantic Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has not elected to be treated as a financial holding company under the BHC Act. Atlantic Capital has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Atlantic Capital is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital. As used in this Agreement, the term “Material Adverse Effect” means, with respect to South State, Atlantic Capital or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts ((it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the amended and restated articles of incorporation of Atlantic Capital (the “Atlantic Capital Articles”) and the amended and restated bylaws of Atlantic Capital (the “Atlantic Capital Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Atlantic Capital to South State.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital, each Subsidiary of Atlantic Capital (a “Atlantic Capital Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Atlantic Capital or any

Subsidiary of Atlantic Capital to pay dividends or distributions except, in the case of Atlantic Capital or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Atlantic Capital Bank is the only depository institution Subsidiary of Atlantic Capital, and the deposit accounts of Atlantic Capital Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Atlantic Capital Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Atlantic Capital as of the date hereof. No Subsidiary of Atlantic Capital is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of Atlantic Capital Bank as in effect as of the date of this Agreement have previously been made available by Atlantic Capital to South State. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Atlantic Capital other than the Atlantic Capital Subsidiaries.

3.2              Capitalization.

(a)               The authorized capital stock of Atlantic Capital consists of 100,000,000 shares of the Atlantic Capital Common Stock and 10,000,000 shares of preferred stock, no par value (“Atlantic Capital Preferred Stock”). As of July 21, 2021, there were: (i) 20,320,802 shares of Atlantic Capital Common Stock issued and outstanding, including 299,886 shares of Atlantic Capital Common Stock granted in respect of outstanding Atlantic Capital Restricted Shares; (ii) 65,040 shares of Atlantic Capital Common Stock reserved for issuance upon the exercise of outstanding Atlantic Capital Options; (iii) 145,014 shares of Atlantic Capital Common Stock underlying outstanding Atlantic Capital Performance Share Awards (assuming performance goals are satisfied at the target level) or 290,028 shares of Atlantic Capital Common Stock underlying outstanding Atlantic Capital Performance Share Awards (assuming performance goals are satisfied at the maximum level); and (iv) no shares of Atlantic Capital Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since July 21, 2021 resulting from the exercise, vesting or settlement of any Atlantic Capital Options, Atlantic Capital Restricted Shares and Atlantic Capital Performance Share Awards in the ordinary course of business described in the immediately preceding two sentences and 2,839,578 shares of Atlantic Capital Common Stock reserved for issuance pursuant to future grants under the Atlantic Capital equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Atlantic Capital issued, reserved for issuance or outstanding. All the issued and outstanding shares of Atlantic Capital Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Atlantic Capital may vote. Other than Atlantic Capital Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Atlantic Capital, or contracts, commitments, understandings or arrangements by which Atlantic Capital may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Atlantic Capital, or that otherwise obligate Atlantic Capital to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Atlantic Capital Securities”). Other than Atlantic Capital Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Atlantic Capital or any of its Subsidiaries) are outstanding. No Atlantic Capital Subsidiary owns any capital stock of Atlantic Capital. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Atlantic Capital or any of its Subsidiaries is a party with respect to the voting or transfer of Atlantic Capital Common Stock, capital stock or other voting or equity securities or ownership interests of Atlantic Capital or granting any shareholder or other person any registration rights.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to be material to Atlantic Capital, Atlantic Capital owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Atlantic Capital Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Atlantic Capital Subsidiary, or contracts, commitments, understandings or arrangements by which any Atlantic Capital Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Atlantic Capital Subsidiary, or otherwise obligating any Atlantic Capital Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

(c)               Section 3.2(c) of the Atlantic Capital Disclosure Schedule sets forth, for each Atlantic Capital Equity Award, the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date.

3.3              Authority; No Violation.

(a)               Atlantic Capital has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Atlantic Capital. The Board of Directors of Atlantic Capital has

determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Atlantic Capital and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), and has directed that this Agreement be submitted to Atlantic Capital’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Atlantic Capital Common Stock (the “Requisite Atlantic Capital Vote”), and the approval of the Bank Merger Agreement by Atlantic Capital as Atlantic Capital Bank’s sole shareholder, no other corporate proceedings on the part of Atlantic Capital are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of Atlantic Capital of an advisory (non-binding) vote on the compensation that may be paid or become payable to Atlantic Capital’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Atlantic Capital and (assuming due authorization, execution and delivery by South State) constitutes a valid and binding obligation of Atlantic Capital, enforceable against Atlantic Capital in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)               Neither the execution and delivery of this Agreement by Atlantic Capital nor the consummation by Atlantic Capital of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Atlantic Capital with any of the terms or provisions hereof, will (i) violate any provision of the Atlantic Capital Articles, the Atlantic Capital Bylaws or the organizational documents of any Atlantic Capital Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Atlantic Capital or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Atlantic Capital or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Atlantic Capital or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital.

3.4              Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Nasdaq, (b) the filing of any required applications, filings waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) under the Bank Merger Act of 1960 and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to South State Bank’s establishment and operation of Atlantic Capital Bank’s branches and other offices following the Bank Merger Effective Time, and the approvals or waivers of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with each Applicable Agency (as defined below) and the receipt of any required consents or approvals from each Applicable Agency, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Atlantic Capital Disclosure Schedule or Section 4.4 of the South State Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Atlantic Capital’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4, to be filed with the SEC by South State in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Certificates of Merger with the Georgia Secretary pursuant to the GBCC and the South Carolina Secretary pursuant to the SCBCA, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of South State Common Stock pursuant to this Agreement and the approval of the listing of such South State Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Atlantic Capital of this Agreement or (ii) the consummation by Atlantic Capital of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Atlantic Capital has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Atlantic Capital to permit consummation of the Merger and the Bank Merger on a timely basis. As used herein, “Applicable Agencies” means the United States Department of Agriculture and the Small Business Administration.

3.5              Reports. Atlantic Capital and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority, and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Atlantic Capital and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of Atlantic Capital, investigation into the business or operations of Atlantic Capital or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Atlantic Capital or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Atlantic Capital or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital.

3.6              Financial Statements.

(a)               The financial statements of Atlantic Capital and its Subsidiaries included (or incorporated by reference) in the Atlantic Capital Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Atlantic Capital and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Atlantic Capital and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of Atlantic Capital has resigned (or informed Atlantic Capital that it intends to resign) or been dismissed as independent public accountants of Atlantic Capital as a result of or in connection with any disagreements with Atlantic Capital on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, neither Atlantic Capital nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Atlantic Capital included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of Atlantic Capital and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, Atlantic Capital or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital. Atlantic Capital (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)) to ensure that material information relating to Atlantic Capital, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Atlantic Capital by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Atlantic Capital’s outside auditors and the audit committee of Atlantic Capital’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Atlantic Capital’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Atlantic Capital, any fraud, whether or not material, that involves management or other employees who have a significant role in Atlantic Capital’s internal controls over financial reporting. To the knowledge of Atlantic Capital, any such disclosures were made in writing by management to Atlantic Capital’s auditors and audit committee. To the knowledge of Atlantic Capital, there is no reason to believe that Atlantic Capital’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)               Since January 1, 2019, (i) neither Atlantic Capital nor any of its Subsidiaries, nor, to the knowledge of Atlantic Capital, any director, officer, auditor, accountant or representative of Atlantic Capital or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Atlantic Capital or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Atlantic Capital or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Atlantic Capital or any of its Subsidiaries, whether or not employed by Atlantic Capital or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Atlantic Capital or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Atlantic Capital or any committee thereof or the Board of Directors or similar governing body of any Atlantic Capital Subsidiary or any committee thereof, or to the knowledge of Atlantic Capital, to any director or officer of Atlantic Capital or any Atlantic Capital Subsidiary.

3.7              Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC, neither Atlantic Capital nor any Atlantic Capital Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Atlantic Capital has disclosed to South State as of the date hereof the aggregate fees provided for in connection with the engagement by Atlantic Capital of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

3.8              Absence of Certain Changes or Events.

(a)               Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital.

(b)               Since December 31, 2020 through the date of this Agreement, Atlantic Capital and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9              Legal and Regulatory Proceedings.

(a)               Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Atlantic Capital, neither Atlantic Capital nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Atlantic Capital, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Atlantic Capital or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)               Except as would not reasonably be expected to, either individually or in the aggregate, be material to Atlantic Capital, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Atlantic Capital, any of its Subsidiaries or the assets of Atlantic Capital or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10          Taxes and Tax Returns.

(a)               Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Atlantic Capital: each of Atlantic Capital and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither Atlantic Capital nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Atlantic Capital and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Atlantic Capital and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither Atlantic Capital nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither Atlantic Capital nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Atlantic Capital and its Subsidiaries or the assets of Atlantic Capital and its Subsidiaries; neither Atlantic Capital nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years; neither Atlantic Capital nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Atlantic Capital and its Subsidiaries; neither Atlantic Capital nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Atlantic Capital), or (B) has any liability for the Taxes of any person (other than Atlantic Capital or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)               Neither Atlantic Capital nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Atlantic Capital nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)               As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(d)               As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees.

(a)               Each Atlantic Capital Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to Atlantic Capital and its Subsidiaries, taken as a whole, neither Atlantic Capital nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Atlantic Capital Benefit Plan. For purposes of this Agreement, the term “Atlantic Capital Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Atlantic Capital or any Subsidiary or any trade or business of Atlantic Capital or any of its Subsidiaries, whether or not incorporated, all of which together with Atlantic Capital would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Atlantic Capital ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Atlantic Capital or any of its Subsidiaries or any Atlantic Capital ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Atlantic Capital or any of its Subsidiaries or any Atlantic Capital ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)               Section 3.11(b) of the Atlantic Capital Disclosure Schedule sets forth a true, correct and complete list of all material Atlantic Capital Benefit Plans. Atlantic Capital has made available to South State true, correct and complete copies of each material Atlantic Capital Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)               The IRS has issued a favorable determination letter or opinion with respect to each Atlantic Capital Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Atlantic Capital Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Atlantic Capital, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Atlantic Capital Qualified Plan or the related trust.

(d)               Except as would not result in any material liability to Atlantic Capital and its Subsidiaries, taken as a whole, with respect to each Atlantic Capital Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of the Code, (iii) the present value of accrued benefits under such Atlantic Capital Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Atlantic Capital Benefit Plan’s actuary with respect to such Atlantic Capital Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Atlantic Capital Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full and (vi) the PBGC has not instituted proceedings to terminate any such Atlantic Capital Benefit Plan. In addition, no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Atlantic Capital or any of its Subsidiaries or any Atlantic Capital ERISA Affiliate.

(e)               None of Atlantic Capital and its Subsidiaries nor any Atlantic Capital ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Atlantic Capital and its Subsidiaries nor any Atlantic Capital ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)                Except as would not result in any material liability to Atlantic Capital and its Subsidiaries, taken as a whole, no Atlantic Capital Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)               Except as would not reasonably be expected to result in any material liability to Atlantic Capital and its Subsidiaries, taken as a whole, all contributions required to be made to any Atlantic Capital Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Atlantic Capital Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Atlantic Capital.

(h)               There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Atlantic Capital’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Atlantic Capital Benefit Plans, any fiduciaries thereof with respect to their duties to the Atlantic Capital Benefit Plans or the assets of any of the trusts under any of the Atlantic Capital Benefit Plans that would reasonably be expected to result in any material liability of Atlantic Capital or any of its Subsidiaries, taken as a whole.

(i)                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, none of Atlantic Capital and its Subsidiaries nor any Atlantic Capital ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Atlantic Capital Benefit Plans or their related trusts, Atlantic Capital, any of its Subsidiaries or any Atlantic Capital ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Atlantic Capital or any of its Subsidiaries, or result in any limitation on the right of Atlantic Capital or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Atlantic Capital Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director or other service provider of Atlantic Capital or any of its Subsidiaries in connection with the transactions contemplated hereby

(either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)               No Atlantic Capital Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)                 The transactions contemplated by this Agreement will not cause or require Atlantic Capital or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, there are no pending or, to Atlantic Capital’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Atlantic Capital or any of its Subsidiaries, or any strikes or other labor disputes against Atlantic Capital or any of its Subsidiaries. Neither Atlantic Capital nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Atlantic Capital or any of its Subsidiaries and, there are no pending or, to the knowledge of Atlantic Capital, threatened organizing efforts by any union or other group seeking to represent any employees of Atlantic Capital or any of its Subsidiaries.

(n)               Atlantic Capital and its Subsidiaries are, and have been since January 1, 2018, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to result in any material liability to Atlantic Capital and its Subsidiaries, taken as a whole.

(o)               In the past five (5) years, neither Atlantic Capital nor any of the Atlantic Capital Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of the Atlantic Capital or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the Atlantic Capital or its Subsidiaries or (ii) a senior employee of Atlantic Capital or its Subsidiaries. In the past five (5) years, to the knowledge of Atlantic Capital, no allegations of sexual harassment have been made against (x) an executive officer of Atlantic Capital or its Subsidiaries or (y) an employee at the level of Senior Vice President (or any similarly-leveled employee) or above of Atlantic Capital or its Subsidiaries.

3.12          SEC Reports. Atlantic Capital has previously made available to South State an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2018 by Atlantic Capital pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Atlantic Capital Reports”), and (b) communication mailed by Atlantic Capital to its shareholders since December 31, 2018 and prior to the date hereof, and no such Atlantic

Capital Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all Atlantic Capital Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Atlantic Capital has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Atlantic Capital Reports.

3.13          Compliance with Applicable Law.

(a)               Atlantic Capital and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital, and, to the knowledge of Atlantic Capital, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital, Atlantic Capital and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Atlantic Capital or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Atlantic Capital and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Atlantic Capital and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Atlantic Capital and its Subsidiaries conduct business.

(c)               Atlantic Capital Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)               Atlantic Capital maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Atlantic Capital, Atlantic Capital has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital. To the knowledge of Atlantic Capital, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Atlantic Capital.

(e)               Without limitation, none of Atlantic Capital or any of its Subsidiaries, or to the knowledge of Atlantic Capital, any director, officer, employee, agent or other person acting on behalf of Atlantic Capital or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Atlantic Capital or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Atlantic Capital or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Atlantic Capital or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Atlantic Capital or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Atlantic Capital or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Atlantic Capital or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital.

(f)                As of the date hereof, each of Atlantic Capital and Atlantic Capital Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atlantic Capital, (i) Atlantic Capital and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Atlantic Capital, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14          Certain Contracts.

(a)               Except as set forth in Section 3.14(a) of the Atlantic Capital Disclosure Schedule or as filed with any Atlantic Capital Reports, as of the date hereof, neither Atlantic Capital nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Atlantic Capital Benefit Plan:

(i)                        which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                     which contains a provision that materially restricts the conduct of any line of business by Atlantic Capital or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement);

(iii)                     which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)                     any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Atlantic Capital Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would not reasonably be expected to be material to Atlantic Capital and its Subsidiaries, taken as a whole;

(v)                     that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Atlantic Capital or its Subsidiaries, taken as a whole;

(vi)                     that relates to the incurrence of indebtedness by Atlantic Capital or any Atlantic Capital Subsidiary other than those entered into in the ordinary course of business and any guaranty of any obligation for the incurrence of indebtedness, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(vii)                     relating to the lease of personal property having a value in excess of $100,000 in the aggregate;

(viii)                     relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(ix)                     which relates to capital expenditures and involves future payments in excess of $250,000 in the aggregate;

(x)                     which is not terminable on ninety (90) days or less notice and involves the payment of more than $250,000 per annum;

(xi)                     that is a settlement, consent or similar agreement and contains any material continuing obligations of Atlantic Capital or any of its Subsidiaries; or

(xii)                     that relates to the acquisition or disposition of any person, business or asset and under which Atlantic Capital or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Atlantic Capital Disclosure Schedule, is referred to herein as a “Atlantic Capital Contract.” Atlantic Capital has made available to South State true, correct and complete copies of each Atlantic Capital Contract in effect as of the date hereof.

(b)               (1) Each Atlantic Capital Contract is valid and binding on Atlantic Capital or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital, (2) Atlantic Capital and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Atlantic Capital Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital, (3) to the knowledge of Atlantic Capital, each third-party counterparty to each Atlantic Capital Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Atlantic Capital Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital, (4) neither Atlantic Capital nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Atlantic Capital Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Atlantic Capital or any of its Subsidiaries, or to the knowledge of Atlantic Capital, any other party thereto, of or under any such Atlantic Capital Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital and (6) no third-party counterparty to any Atlantic Capital Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Atlantic Capital Contract as a result of a Pandemic or the Pandemic Measures.

3.15          Agreements with Regulatory Agencies. Subject to Section 9.14, neither Atlantic Capital nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Atlantic Capital Disclosure Schedule, a “Atlantic Capital Regulatory Agreement”), nor has Atlantic Capital or any of its Subsidiaries been advised in writing, or to Atlantic Capital’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Atlantic Capital Regulatory Agreement.

3.16          Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Atlantic Capital or any of its Subsidiaries or for the account of a customer of Atlantic Capital or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Atlantic Capital or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Atlantic Capital and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Atlantic Capital’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17          Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, Atlantic Capital and its Subsidiaries are in compliance, and have complied since December 31, 2018, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).

There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Atlantic Capital, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Atlantic Capital or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Atlantic Capital, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital. To the knowledge of Atlantic Capital, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital. Atlantic Capital is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital.

3.18          Investment Securities and Commodities. Each of Atlantic Capital and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Atlantic Capital’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Atlantic Capital or its Subsidiaries. Such securities and commodities are valued on the books of Atlantic Capital in accordance with GAAP in all material respects. Atlantic Capital and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Atlantic Capital believes are prudent and reasonable in the context of their respective businesses, and Atlantic Capital and each of its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects.

3.19          Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Atlantic Capital, Atlantic Capital or an Atlantic Capital Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Atlantic Capital Reports as being owned by Atlantic Capital or an Atlantic Capital Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Atlantic Capital Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Atlantic Capital Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Atlantic Capital Owned Properties, the “Atlantic Capital Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Atlantic Capital, the lessor. There are no pending or, to the knowledge of Atlantic Capital, threatened condemnation proceedings against the Atlantic Capital Real Property.

3.20          Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital: (a)(i) to the knowledge of Atlantic Capital, Atlantic Capital and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted, (ii) to the knowledge of Atlantic Capital, neither Atlantic Capital nor any of its Subsidiaries have, within the past two (2) years, infringed, misappropriated or otherwise violated any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which Atlantic Capital or any Atlantic Capital Subsidiary acquired the right to use any Intellectual Property, and (iii) no person has asserted in writing to Atlantic Capital or any of its Subsidiaries within the past two (2) years that Atlantic Capital or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of Atlantic Capital, no person is challenging, infringing on or otherwise violating, any right of Atlantic Capital or any of its Subsidiaries with respect to any Intellectual Property owned by Atlantic Capital or its Subsidiaries; (c) neither Atlantic Capital nor any Atlantic Capital Subsidiary has received any written notice of any pending claim challenging any Intellectual Property owned by Atlantic Capital or any Atlantic Capital Subsidiary (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) Atlantic Capital and its Subsidiaries have taken commercially reasonable actions to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Atlantic Capital and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

3.21          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Atlantic Capital or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Atlantic Capital or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Atlantic Capital Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Atlantic Capital) on the other hand, of the type required to be reported in any Atlantic Capital Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22          State Takeover Laws. The Board of Directors of Atlantic Capital has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Atlantic Capital Articles or Atlantic Capital Bylaws (collectively, with any similar provisions of the South State Charter or South State Bylaws, “Takeover Statutes”). In accordance with Section 34-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of Atlantic Capital Common Stock in connection with the Merger.

3.23          Reorganization. Atlantic Capital has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24          Opinion. Prior to the execution of this Agreement, the Board of Directors of Atlantic Capital has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from J.P. Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than South State and its affiliates) of Atlantic Capital Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25          Atlantic Capital Information. The information relating to Atlantic Capital and its Subsidiaries that is provided in writing by Atlantic Capital or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement, S-4 or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to Atlantic Capital or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to Atlantic Capital or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Atlantic Capital with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of South State or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.26          Loan Portfolio.

(a)               As of the date hereof, except as set forth in Section 3.26(a) of the Atlantic Capital Disclosure Schedule, neither Atlantic Capital nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Atlantic Capital or any Subsidiary of Atlantic Capital is a creditor that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2021 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Atlantic Capital Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Atlantic Capital and its Subsidiaries that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and were classified by Atlantic Capital as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder and (B) each asset of Atlantic Capital or any of its Subsidiaries that, as of March 31, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, each Loan of Atlantic Capital or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Atlantic Capital and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, each outstanding Loan of Atlantic Capital or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Atlantic Capital and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)               None of the agreements pursuant to which Atlantic Capital or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)       There are no outstanding Loans made by Atlantic Capital or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Atlantic Capital or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital, neither Atlantic Capital nor any of its Subsidiaries is now nor has it ever been since December 31, 2018 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)               As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to Atlantic Capital’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by Atlantic Capital or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof and assuming that the applicable applications, filings, notices, consents and approvals contemplated in Section 3.4(e) and Section 4.4(e) have been made or obtained.

3.27          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Atlantic Capital, (a) Atlantic Capital and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Atlantic Capital and Atlantic Capital Bank reasonably have determined to be prudent and consistent with industry practice, and Atlantic Capital and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Atlantic Capital and its Subsidiaries, Atlantic Capital or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Atlantic Capital or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Atlantic Capital nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.28          No Other Representations or Warranties.

(a)               Except for the representations and warranties made by Atlantic Capital in this Article III, neither Atlantic Capital nor any other person makes any express or implied representation or warranty with respect to Atlantic Capital, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Atlantic Capital hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Atlantic Capital nor any other person makes or has made any representation or warranty to South State or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Atlantic Capital, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to South State or any of its affiliates or representatives in the course of their due diligence investigation of Atlantic Capital, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by Atlantic Capital in this Article III.

(b)               Atlantic Capital acknowledges and agrees that neither South State nor any other person on behalf of South State has made or is making, and Atlantic Capital has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF SOUTH STATE

Except (a) as disclosed in the disclosure schedule delivered by South State to Atlantic Capital concurrently herewith (the “South State Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the South State Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by South State that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any South State Reports filed with or furnished to the SEC by South State since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), South State hereby represents and warrants to Atlantic Capital as follows:

4.1              Corporate Organization.

(a)               South State is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. South State has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. South State is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State. True and complete copies of the amended and restated articles of incorporation of South State, as amended (the “South State Charter”) and the amended and restated bylaws of South State, as amended (the “South State Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by South State to Atlantic Capital.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, each Subsidiary of South State (a “South State Subsidiary”) (1) is duly organized and validly existing under the laws of its jurisdiction of organization, (2) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (3) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of South State or any Subsidiary of South State to pay dividends or distributions except, in the case of South State or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. South State Bank is the only depository institution Subsidiary of South State, and the deposit accounts of South State Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the South State Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of South State as of the date hereof. True and complete copies of the organizational documents of South State Bank as in effect as of the date of this Agreement have previously been made available by South State to Atlantic Capital. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of South State other than the South State Subsidiaries.

4.2              Capitalization.

(a)               The authorized capital stock of South State consists of 160,000,000 shares of South State Common Stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “South State Preferred Stock”). As of July 21, 2021 there were (i) 70,120,320 shares of South State Common Stock issued and outstanding, including 6,836 shares of South State Common Stock granted in respect of outstanding South State Restricted Stock Awards; (ii) 648,625 shares of South State Common Stock reserved for issuance upon the settlement of outstanding South State RSU Awards; (iii) 321,555 shares of South State Common Stock reserved for issuance upon the settlement of outstanding South State PSU Awards (assuming performance goals are satisfied at the target level) or 376,726 shares of South State Common Stock reserved for issuance upon the settlement of outstanding South State PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 206,608 shares of South State Common Stock reserved for issuance upon the exercise of outstanding South State Stock Options; and (v) no shares of preferred stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since July 21, 2021 resulting from the exercise, vesting or settlement of any South State Restricted Stock Awards, South State RSU Awards, South State PSU Awards and South State Options (collectively, “South State Equity Awards”) described in the immediately preceding two sentences and 1,717,996 shares of South State Common Stock reserved for issuance pursuant to future grants under the South State equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of South State issued, reserved for issuance or outstanding. All the issued and outstanding shares of South State Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of South State may vote. Other than South State Equity Awards, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in South State, or contracts, commitments, understandings or arrangements by which South State may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in South State or that otherwise obligate South State to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “South State Securities”). Other than the South State Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of South State or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which South State or any of its Subsidiaries is a party with respect to the voting or transfer of South State Common Stock, capital stock or other voting or equity securities or ownership interests of South State or granting any shareholder or other person any registration rights.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, South State owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the South State Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3              Authority; No Violation.

(a)               South State has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of South State. The Board of Directors of South State has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of South State and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger) and has adopted a resolution to the foregoing effect. Except for the approval of the Bank Merger Agreement by South State as South State Bank’s sole shareholder, no other corporate proceedings on the part of South State are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by South State and (assuming due authorization, execution and delivery by Atlantic Capital) constitutes a valid and binding obligation of South State, enforceable against South State in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of South State Common Stock to be issued in the Merger have been validly authorized, and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of South State will have any preemptive right or similar rights in respect thereof.

(b)               Neither the execution and delivery of this Agreement by South State, nor the consummation by South State of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by South State with any of the terms or provisions hereof, will (i) violate any provision of the South State Charter, the South State Bylaws or the organizational documents of South State Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to South State or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of South State or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which South State or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State.

4.4              Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Nasdaq, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to South State Bank’s establishment and operation of Atlantic Capital Bank’s branches and other offices following the Bank Merger Effective Time, and the approvals or waivers of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with each Applicable Agency and the receipt of any required consents or approvals from each Applicable Agency, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Atlantic Capital Disclosure Schedule or Section 4.4 of the South State Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the SEC of the Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Certificates of Merger with the Georgia Secretary pursuant to the GBCC and the South Carolina Secretary pursuant to the SCBCA, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of South State Common Stock pursuant to this Agreement and the approval of the listing of such South State Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by South State of this Agreement or (ii) the consummation by South State of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, South State has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by South State to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5              Reports. South State and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of South State and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of South State, investigation into the business or operations of South State or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of South State or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South State or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

4.6              Financial Statements.

(a)               The financial statements of South State and its Subsidiaries included (or incorporated by reference) in the South State Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of South State and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of South State and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of South State has resigned (or informed South State that it intends to resign) or been dismissed as independent public accountants of South State as a result of or in connection with any disagreements with South State on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of South State included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of South State and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, South State or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on South State. South State (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to South State, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of South State by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to South State’s outside auditors and the audit committee of South State’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect South State’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in South State’s internal controls over financial reporting. These disclosures were made in writing by management to South State’s auditors and audit committee. There is no reason to believe that South State’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)               Since January 1, 2019, (i) neither South State nor any of its Subsidiaries, nor, to the knowledge of South State, any director, officer, auditor, accountant or representative of South State or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of South State or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that South State or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing South State or any of its Subsidiaries, whether or not employed by South State or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by South State or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of South State or any committee thereof or the Board of Directors or similar governing body of any South State Subsidiary or any committee thereof, or to the knowledge of South State, to any director or officer of South State or any South State Subsidiary.

4.7              Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither South State nor any South State Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. South State has disclosed to Atlantic Capital as of the date hereof the aggregate fees provided for in connection with the engagement by South State of Raymond James related to the Merger and the other transactions contemplated hereunder.

4.8              Absence of Certain Changes or Events.

(a)               Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

(b)               Since December 31, 2020 through the date of this Agreement, South State and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9              Legal and Regulatory Proceedings.

(a)               Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of South State, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against South State or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)               Except as would not reasonably be expected to, either individually or in the aggregate, be material to South State, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon South State, any of its Subsidiaries or the assets of South State or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10          Taxes and Tax Returns.

(a)               Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on South State: each of South State and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither South State nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of South State and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of South State and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither South State nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither South State nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of South State and its Subsidiaries or the assets of South State and its Subsidiaries; neither South State nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years; neither South State nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among South State and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither South State nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was South State), or (B) has any liability for the Taxes of any person (other than South State or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)               Neither South State nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither South State nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

4.11          Employees.

(a)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each South State Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to South State and its Subsidiaries, taken as a whole, neither South State nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any South State Benefit Plan. For purposes of this Agreement, the term “South State Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which South State or any Subsidiary or any trade or business of South State or any of its Subsidiaries, whether or not incorporated, all of which together with South State would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “South State ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South State or any of its Subsidiaries or any South State ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of South State or any of its Subsidiaries or any South State ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)               Except as would not result in any material liability to South State and its Subsidiaries, taken as a whole, with respect to each South State Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of the Code, (iii) the present value of accrued benefits under such South State Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such South State Benefit Plan’s actuary with respect to such South State Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such South State Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such South State Benefit Plan, and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by South State or any of its Subsidiaries.

(c)               None of South State and its Subsidiaries nor any South State ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of South State and its Subsidiaries nor any South State ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(d)               There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South State’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the South State Benefit Plans, any fiduciaries thereof with respect to their duties to the South State Benefit Plans or the assets of any of the trusts under any of the South State Benefit Plans, except as would not reasonably be expected to have, either individually or in the aggreate, a Material Adverse Effect on South State or any of its Subsidiaries.

4.12          SEC Reports. South State has previously made available to Atlantic Capital an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2018 by South State pursuant to the Securities Act or the Exchange Act (the “South State Reports”), and (b) communication mailed by South State to its shareholders since December 31, 2018 and prior to the date hereof, and no such South State Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all South State Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of South State has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the South State Reports.

4.13          Compliance with Applicable Law.

(a)               South State and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, and to the knowledge of South State, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, South State and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to South State or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. South State and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by South State and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where South State and its Subsidiaries conduct business.

(c)               South State Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)               South State maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of South State, South State has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State. To the knowledge of South State, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on South State.

(e)               Without limitation, none of South State, or any of its Subsidiaries, or to the knowledge of South State, any director, officer, employee, agent or other person acting on behalf of South State or any of its Subsidiaries has, directly or indirectly, (i) used any funds of South State or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South State or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of South State or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of South State or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for South State or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South State or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State.

(f)                As of the date hereof, each of South State and South State Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)               Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, (i) South State and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of South State, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14          Certain Contracts.

(a)               Each contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which South State or any of its Subsidiaries is a party or by which South State or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by South State, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “South State Contract”).

(b)               (1) Each South State Contract is valid and binding on South State or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (2) South State and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each South State Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (3) to the knowledge of South State, each third-party counterparty to each South State Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such South State Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (4) neither South State nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any South State Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of South State or any of its Subsidiaries or, to the knowledge of South State, any other party thereto, of or under any such South State Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State and (vi) no third-party counterparty to any South State Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any South State Contract as a result of a Pandemic or the Pandemic Measures.

4.15          Agreements with Regulatory Agencies. Subject to Section 9.14, neither South State nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the South State Disclosure Schedule, an “South State Regulatory Agreement”), nor has South State or any of its Subsidiaries been advised in writing, or to South State’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such South State Regulatory Agreement.

4.16          Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, South State and its Subsidiaries are in compliance, and have complied since December 31, 2018, with all Environmental Laws.

4.17          Investment Securities and Commodities. Each of South State and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to South State’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of South State or its Subsidiaries. Such securities and commodities are valued on the books of South State in accordance with GAAP in all material respects.

4.18          Reserved.

4.19          Reserved.

4.20          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between South State or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of South State or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding South State Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of South State) on the other hand, of the type required to be reported in any South State Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, that have not been so reported.

4.21          Reserved.

4.22          Reorganization. South State has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23          Opinion. Prior to the execution of this Agreement, the Board of Directors of South State has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Raymond James, to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Merger Consideration to be paid by South State is fair from a financial point of view to South State. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24          South State Information. The information relating to South State and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to South State and its Subsidiaries that is provided in writing by South State or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to South State or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Atlantic Capital or any of the Atlantic Capital Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25          Loan Portfolio.

(a)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each Loan of South State or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of South State and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each outstanding Loan of South State or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of South State and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on South State, South State and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of South State and South State Bank reasonably have determined to be prudent and consistent with industry practice, and South State and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.

4.27          No Other Representations or Warranties.

(a)               Except for the representations and warranties made by South State in this Article IV, neither South State nor any other person makes any express or implied representation or warranty with respect to South State, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and South State hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither South State nor any other person makes or has made any representation or warranty to Atlantic Capital or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to South State, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Atlantic Capital or any of its affiliates or representatives in the course of their due diligence investigation of South State, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by South State in this Article IV.

(b)               South State acknowledges and agrees that neither Atlantic Capital nor any other person on behalf of Atlantic Capital has made or is making, and South State has not relied upon, any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Atlantic Capital Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by South State (such consent not to be unreasonably withheld, conditioned or delayed), Atlantic Capital shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) use reasonable best efforts to carry on its business with prudent banking practice and in compliance in all material respects with all applicable law, and (d) take no action that would reasonably be expected to adversely affect or delay the ability of either South State or Atlantic Capital to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2              Forbearances of Atlantic Capital. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Atlantic Capital Disclosure Schedule, as expressly contemplated by this Agreement or as required by law, Atlantic Capital shall not, and Atlantic Capital shall not permit any of its Subsidiaries to, without the prior written consent of South State (such consent not to be unreasonably withheld, conditioned or delayed):

(a)               other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six (6) months, and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Atlantic Capital or any of its wholly-owned Subsidiaries, on the one hand, to Atlantic Capital or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations or liabilities of any other individual, corporation or other entity;

(b)               (1) adjust, split, combine or reclassify any capital stock of Atlantic Capital (or shares thereof);

(2)               make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Atlantic Capital Securities or any securities of any Atlantic Capital Subsidiary except (A) cash dividends paid by any of the Subsidiaries of Atlantic Capital to Atlantic Capital or any of its wholly-owned Subsidiaries consistent with past practice, (B) the acceptance of shares of Atlantic Capital Common Stock as payment for the exercise price of Atlantic Capital Options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement, in accordance with past practice and the terms of the applicable award agreements and (C) repurchases of shares of Atlantic Capital capital stock pursuant to the program set forth on Section 5.2(b)(2) of the Atlantic Capital Disclosure Schedule;

(3)               grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Atlantic Capital Securities or any securities of any Atlantic Capital Subsidiary; or

(4)               issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Atlantic Capital Securities or any securities of any Atlantic Capital Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Atlantic Capital Securities or any securities of any Atlantic Capital Subsidiary except pursuant to the exercise of Atlantic Capital Options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement and in accordance with their terms;

(c)               sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business or (y) pursuant to contracts or agreements in force at the date of this Agreement;

(d)               except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of Atlantic Capital;

(e)               in each case, except for transactions in the ordinary course of business, enter into, terminate, amend, extend or waive any material provision of, any Atlantic Capital Contract (or any contract that would constitute an Atlantic Capital Contract if in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Atlantic Capital or any of its Subsidiaries (or the Surviving Entity);

(f)                except as required pursuant to the terms of any Atlantic Capital Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Atlantic Capital employee, except (1) for employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to an Atlantic Capital Benefit Plan listed on Section 3.11(b) of the Atlantic Capital Disclosure Schedule, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Atlantic Capital Benefit Plan or any arrangement that would have been an Atlantic Capital Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Atlantic Capital Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Atlantic Capital Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Atlantic Capital Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Atlantic Capital employee;

(g)               (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $250,000 and in the aggregate less than $1,000,000 and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity after consummation of the Merger or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations or the Surviving Entity after consummation of the Merger;

(h)               take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                 amend its charter, its bylaws or comparable governing documents of its Subsidiaries;

(j)                 other than with the prior email concurrence of South State Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(k)               implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)                 enter into any new line of business, or implement any material new sales compensation or incentive programs or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)             abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(n)               make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(o)               merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(p)               incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $250,000 individually or $1,000,000 in the aggregate;

(q)               make any changes to deposit pricing other than such changes that may be made in the ordinary course of business;

(r)                (i) make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof, (ii) make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by Atlantic Capital or any of its Subsidiaries, or (iii) file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office (collectively, “Real Estate Investments”); provided that the foregoing shall not apply to financing arrangements entered into in the ordinary course of business in connection with Real Estate Investments made by clients of Atlantic Capital or its Subsidiaries;

(s)                pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(t)                 except for loans or extensions of credit approved and/or committed as of the date of this Agreement, without 48 hours notice prior to closing via email to South State Bank, (i) make any loan in excess of $10,000,000; (ii) purchase a participation in any loan or pool of loans in excess of the limit set forth above; (iii) renew any loan greater than $10,000,000 if the interest rate lock is more than five years, or if the loan is not fully amortizing and its maturity is 15 years or more, or (iv) renew for more than 12 months any loans greater than $1,000,000 rated “watch” or worse. For purposes of this Section 5.2(t), prior email notice would be to the Chief Credit Officer or designated Credit Administrator of South State Bank;

(u)               other than interest rate swaps entered into for the account of customers of Atlantic Capital or any Atlantic Capital Subsidiaries (i.e. “back-to-back” agreements) in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(v)               take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement; or

(w)             agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3              Forbearances of South State. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the South State Disclosure Schedule, as expressly contemplated by this Agreement, as required by law or as consented to in writing by Atlantic Capital (such consent not to be unreasonably withheld, conditioned or delayed), South State shall not, and shall not permit any of its Subsidiaries to:

(a)               During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.3 of the South State Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by Atlantic Capital (such consent not to be unreasonably withheld, conditioned or delayed), South State shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business with prudent banking practice and in compliance in all material respects with all applicable law.

(b)               (1) adjust, split, combine or reclassify any capital stock of South State (or shares thereof);

(2)               make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any South State Securities or any securities of any South State Subsidiary except, in each case, (A) regular quarterly cash dividends by South State at a rate not in excess of $0.47 per share of South State Common Stock, (B) dividends paid by any of the Subsidiaries of South State to South State or any of its wholly-owned Subsidiaries, (C) regular distributions of outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of South State Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(c)               amend the South State Charter or the South State Bylaws in a manner that would materially and adversely affect the holders of Atlantic Capital Common Stock, or adversely affect the holders of Atlantic Capital Common Stock relative to other holders of South State Common Stock;

(d)               incur any indebtedness for borrowed money (other than indebtedness of South State or any of its wholly-owned Subsidiaries to South State or any of its Subsidiaries) that would reasonably be expected to prevent South State or its Subsidiaries from assuming Atlantic Capital’s or its Subsidiaries’ outstanding indebtedness;

(e)               take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f)                take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law;

(g)               take any action that is intended or would reasonably be expected to result in a material delay in the ability of South State or Atlantic Capital to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of South State to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or

(h)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1              Regulatory Matters.

(a)               Promptly after the date of this Agreement, South State and Atlantic Capital shall prepare, and South State and Atlantic Capital shall file with the SEC, respectively, the S-4 (in which the Proxy Statement will be included) and the Proxy Statement. South State and Atlantic Capital, as applicable, shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement. Each of South State and Atlantic Capital shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and Atlantic Capital shall as promptly as practicable thereafter mail or deliver the Proxy Statement to its shareholders. South State and Atlantic Capital shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. South State shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Atlantic Capital shall furnish all information concerning Atlantic Capital and the holders of Atlantic Capital Common Stock as may be reasonably requested in connection with any such action.

(b)               The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Atlantic Capital and South State shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. South State and Atlantic Capital shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Atlantic Capital or South State, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in connection with or affecting the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC and the Federal Reserve Board (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.

(c)               In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require South State or Atlantic Capital or any of their respective Subsidiaries, and neither Atlantic Capital nor any of its Subsidiaries shall be permitted (without the prior written consent of South State), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)               South State and Atlantic Capital shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of South State, Atlantic Capital or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)               South State and Atlantic Capital shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed.

6.2              Access to Information; Confidentiality.

(a)               Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), Atlantic Capital, for the purposes of allowing South State to verify the representations and warranties of Atlantic Capital and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of South State, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both Atlantic Capital and South State shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, Atlantic Capital shall, and shall cause its Subsidiaries to, make available to South State (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Atlantic Capital, is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither South State nor Atlantic Capital nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of South State’s or Atlantic Capital’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)               Each of South State and Atlantic Capital shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 2, 2021, between South State and Atlantic Capital (the “Confidentiality Agreement”).

(c)               No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.3              Non-Control. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the

Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4              Shareholders’ Approvals.

(a)               Atlantic Capital shall cause a meeting of its shareholders (the “Atlantic Capital Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 40 days after the S-4 is declared effective), for the purpose of obtaining (a) the Requisite Atlantic Capital Vote required in connection with this Agreement and the Merger and (b) if so desired and agreed by South State, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Subject to Section 6.4(b), Atlantic Capital and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Atlantic Capital the Requisite Atlantic Capital Vote, including by communicating to the shareholders of Atlantic Capital its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Atlantic Capital approve this Agreement and the transactions contemplated hereby (the “Atlantic Capital Board Recommendation”), and Atlantic Capital and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to South State the Atlantic Capital Board Recommendation, (ii) fail to make the Atlantic Capital Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (any of the foregoing actions described in clauses (i) through (iii) a “Recommendation Change”) or (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b)               Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Atlantic Capital Vote, the Board of Directors of Atlantic Capital may submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a “Recommendation Change”), in which event the Board of Directors of Atlantic Capital may communicate the basis for its lack of recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i)(A) the Board of Directors of Atlantic Capital has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.14(a), which it believes in good faith, after receiving the advice of its outside counsel and its financial advisors, constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 6.4(b) and prior to the receipt of the Requisite Atlantic Capital Vote, the Board of Directors of Atlantic Capital may cause Atlantic Capital to terminate this Agreement pursuant to Section 8.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Atlantic Capital, after receiving the advice of its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) Atlantic Capital has complied in all material respects with Section 6.14(a), (2)

Atlantic Capital delivers to South State at least five (5) business days’ prior written notice of its intention to take such action, and furnishes to South State a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, Atlantic Capital negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with South State, during the five (5) business day period following Atlantic Capital’s delivery of the notice referred to in such sub-clause (2) above (to the extent South State desires to so negotiate) any revision to the terms of this Agreement that South State desires to propose, and (4) after the conclusion of such five (5) business day period, the Board of Directors of Atlantic Capital determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by South State pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, it nevertheless would be inconsistent with its fiduciary duties under applicable law to make or continue to make the Atlantic Capital Board Recommendation (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the five (5) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time Atlantic Capital notifies South State of any such material revision (it being understood that there may be multiple extensions)). As used in this Agreement, the term “Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence arising after the date of this Agreement that (I) improves or would be reasonably likely to improve the business, financial condition or results of operations of Atlantic Capital and its Subsidiaries, taken as a whole, in a manner that is disproportionate from such improvements to the business, financial condition or results of operations of South State and its Subsidiaries, taken as a whole, (II) is not known by, nor reasonably foreseeable to, the Board of Directors of Atlantic Capital as of the date of this Agreement and (III) does not relate to any Acquisition Proposal, the end or reduction of the Pandemic or the lifting or expiration of the Pandemic Measures; provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (x) changes in the trading price or trading volume of the Atlantic Capital Common Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or other developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest or exchange rates, (y) the fact alone that Atlantic Capital meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by Atlantic Capital may be taken into account to the extent not otherwise excluded by this definition) or (z) any event, change, effect, development, condition, circumstance or occurrence resulting from a breach of this Agreement by Atlantic Capital or any of the Atlantic Capital Subsidiaries.

(c)               Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Atlantic Capital Meeting shall be convened and this Agreement shall be submitted to the shareholders of Atlantic Capital at such meeting for the purpose of the shareholders of Atlantic Capital considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of Atlantic Capital in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, Atlantic Capital shall not submit to or for a vote of its shareholders any Acquisition Proposal.

(d)               Atlantic Capital shall adjourn or postpone the Atlantic Capital Meeting if (i) as of the date of such meeting there are insufficient shares of Atlantic Capital Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Atlantic Capital has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Atlantic Capital, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement Atlantic Capital was required to provide to its shareholders by applicable law is provided to the shareholders of Atlantic Capital a reasonable amount of time prior to such meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of South State, Atlantic Capital shall not adjourn or postpone the Atlantic Capital Meeting for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.

6.5              Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of South State and Atlantic Capital shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Atlantic Capital or South State or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of South State and Atlantic Capital reasonably satisfactory in form and substance to South State’s and Atlantic Capital’s counsel.

6.6              Stock Exchange Listing. South State shall cause the shares of South State Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.7              Employee Matters.

(a)               From the Effective Time through the 12-month anniversary of the Closing Date, South State shall provide to employees of Atlantic Capital and its Subsidiaries who at the Effective Time become employees of the Surviving Entity or its Subsidiaries (the “Continuing Employees”): (1) base salary or base wage that is no less than the base salary or base wage provided by Atlantic Capital and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by Atlantic Capital and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (3) employee benefits that are no less favorable in the aggregate than those generally made available to similarly situated employees of South State and its Subsidiaries; provided that each Continuing Employee’s share of medical premiums for the 2022 plan year shall be the same as the premium amounts set forth on Section 6.7(a) of the Atlantic Capital Disclosure Schedule for the plan tier elected by such Continuing Employee for the 2022 plan year; provided, further that for purposes of this clause (3), “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, change in control or retention bonuses or benefits, defined benefit pension benefits, retiree medical benefits and severance benefits (it being understood that the Surviving Entity shall honor contractual obligations in effect as of the date hereof with respect to the “employee benefits” referred to in this sub-section (3) pursuant to Atlantic Capital Benefit Plans listed on Section 6.7(c) of the Atlantic Capital Disclosure Schedule) and (4) severance benefits that are no less favorable than the greater of the severance benefits (A) provided by Atlantic Capital and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time pursuant to Atlantic Capital Benefit Plans listed on Section 3.11(b) of the Atlantic Capital Disclosure Schedule or (B) generally made available to similarly situated employees of South State and its Subsidiaries and subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of Atlantic Capital, South State and their respective Affiliates (including the Surviving Entity).

(b)               For purposes of eligibility, participation, vesting and benefit accrual (except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits) under the South State Benefit Plans, service with or credited by South State, Atlantic Capital or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of South State or its Subsidiaries shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous Atlantic Capital Benefit Plan prior to the Effective Time. With respect to any South State Benefit Plan in which any employees of Atlantic Capital (or its Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, South State shall use commercially reasonable efforts to (or to cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Atlantic Capital Benefit Plan, as the case may be, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under an Atlantic Capital Benefit Plan (to the same extent that such credit was given under the analogous Atlantic Capital Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any South State Benefit Plan in which such employee first becomes eligible to participate after the Effective Time, in each case, subject to any requirements or limitation imposed by the administrative service providers and insurers with respect to the applicable South State Benefit Plan and Buyer receiving all applicable information as reasonably requested by Buyer, including information regarding pre-Closing co-payments and deductibles from Atlantic Capital.

(c)               The Surviving Entity agrees to honor in accordance with their terms all Atlantic Capital Benefit Plans set forth on Schedule 6.7(c) of the Atlantic Capital Disclosure Schedule; provided that, nothing in this Section 6.7(c) shall prohibit or limit the Surviving Entity or any of its Subsidiaries from amending, terminating or otherwise modifying any such Atlantic Capital Benefit Plan in accordance with its terms.

(d)               If requested by South State in writing delivered to Atlantic Capital not less than twenty (20) business days before the Closing Date, the Board of Directors of Atlantic Capital (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Atlantic Capital 401(k) Plan (the “Atlantic Capital 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If South State requests that the Atlantic Capital 401(k) Plan be terminated, (i) Atlantic Capital shall provide South State with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by South State) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by South State, the Surviving Entity or one of their Subsidiaries (the “South State 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. South State and Atlantic Capital shall take any and all actions as may be required, including amendments to the Atlantic Capital 401(k) Plan and/or the South State 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the South State 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), South State Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Atlantic Capital 401(k) Plan.

(e)               Nothing in this Agreement shall confer upon any employee, officer, director or consultant of South State or Atlantic Capital or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Atlantic Capital, South State or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Atlantic Capital, South State or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of South State or Atlantic Capital or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Atlantic Capital Benefit Plan or South State Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Atlantic Capital Benefit Plan or South State Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of South State or Atlantic Capital or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8              Indemnification; Directors’ and Officers’ Insurance.

(a)               From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Atlantic Capital Articles, the Atlantic Capital Bylaws and the governing or organizational documents of any Atlantic Capital Subsidiary, each present and former director, officer or employee of Atlantic Capital and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Atlantic Capital Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Atlantic Capital or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Atlantic Capital Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Atlantic Capital Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Atlantic Capital Indemnified Parties, and the Atlantic Capital Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Atlantic Capital Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.8 of the Atlantic Capital Disclosure Schedule shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b)               For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Atlantic Capital (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Atlantic Capital or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Atlantic Capital for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, South State or Atlantic Capital, in consultation with, but only upon the consent, of South State, may (and at the request of South State, Atlantic Capital shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Atlantic Capital’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual premium paid as of the date hereof by Atlantic Capital for its existing directors’ and officers’ insurance policy.

(c)               The obligations of the Surviving Entity, South State or Atlantic Capital under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Atlantic Capital Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Atlantic Capital Indemnified Party or affected person.

(d)               The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Atlantic Capital Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9              Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of South State, on the one hand, and a Subsidiary of Atlantic Capital, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by South State.

6.10          Advice of Changes. South State and Atlantic Capital shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11          Reserved.

6.12          Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Atlantic Capital shall (i) give South State the opportunity to participate (at South State’s expense) in the defense or settlement of any such litigation, (ii) give South State a reasonable opportunity to review and comment on all filings or responses to be made by Atlantic Capital in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without South State’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.13          Corporate Governance.

(a)               Prior to the Effective Time, the Board of Directors of South State shall take all actions necessary so that two (2) directors of Atlantic Capital immediately prior to the Effective Time shall be appointed to the Board of Directors of South State as of the Effective Time (such appointed directors, the “Atlantic Capital Designated Directors”). The Atlantic Capital Designated Directors (i) shall be directors of Atlantic Capital immediately prior to the Effective Time and (ii) shall be selected by South State.

(b)               Effective as of the Effective Time, and subject to the effectiveness of, and the executive’s compliance with the terms of, the applicable employment agreement, (i) Douglas Williams shall serve as the President of the Atlanta Banking Group and Head of Corporate Banking for the Surviving Bank and shall serve on the Management Executive Committee of the Surviving Entity, (ii) Kurt Shreiner shall serve as President of the Corporate Financial Services Division for the Surviving Bank, and (iii) Richard Oglesby, Jr. shall serve as President, Atlanta Division of the Surviving Bank.

6.14          Acquisition Proposals.

(a)               Atlantic Capital will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than South State with respect to any Acquisition Proposal. Atlantic Capital agrees that it will not, and will cause each of its Subsidiaries not to, and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.14(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Atlantic Capital Vote, Atlantic Capital receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.14(a), Atlantic Capital may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Atlantic

Capital concludes in good faith (after receiving the advice of outside counsel and financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Atlantic Capital shall have provided such information to South State and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to Atlantic Capital than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Atlantic Capital. Atlantic Capital will promptly (within twenty-four (24) hours) advise South State following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the South State with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep South State apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Atlantic Capital shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Atlantic Capital and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Atlantic Capital or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Atlantic Capital, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Atlantic Capital or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Atlantic Capital, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Atlantic Capital or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Atlantic Capital. As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal which the board of directors of Atlantic Capital determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to Atlantic Capital’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by South State to amend the terms of this Agreement pursuant to Section 6.4(b)) and (ii) reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).” It is agreed that any violation of the restrictions on Atlantic Capital set forth in this Section 6.14(a) by any officer, director, employee, consultant, advisor or other representative of Atlantic Capital or any of its Subsidiaries, in each case acting on behalf of Atlantic Capital or any of its Subsidiaries, shall be a breach of this Section 6.14(a) by Atlantic Capital.

(b)               Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15          Public Announcements. Atlantic Capital and South State agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15. It is understood that South State shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

6.16          Change of Method. Atlantic Capital and South State shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Atlantic Capital and South State (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of South State Common Stock received by holders of Atlantic Capital Common Stock in exchange for each share of Atlantic Capital Common Stock, (ii) adversely affect the Tax treatment of Atlantic Capital’s shareholders or South State’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Atlantic Capital or South State pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17          Takeover Statutes. Neither Atlantic Capital nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any

Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18          Treatment of Atlantic Capital Indebtedness. At and after the Effective Time, South State shall assume the due and punctual performance and observance of the covenants to be performed by Atlantic Capital under the indentures set forth on Section 6.18 of the Atlantic Capital Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, South State and Atlantic Capital shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

6.19          Exemption from Liability Under Section 16(b). Atlantic Capital and South State agree that, in order to most effectively compensate and retain Atlantic Capital Insiders, both prior to and after the Effective Time, it is desirable that Atlantic Capital Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Atlantic Capital Common Stock into shares of South State Common Stock in the Merger and the conversion of Atlantic Capital Equity Awards into corresponding South State Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. Atlantic Capital shall deliver to South State in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Atlantic Capital subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Atlantic Capital Insiders”), and the Board of Directors of South State and of Atlantic Capital, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Atlantic Capital) any dispositions of Atlantic Capital Common Stock or Atlantic Capital Equity Awards by the Atlantic Capital Insiders, and (in the case of South State) any acquisitions of South State Common Stock or South State Equity Awards by any Atlantic Capital Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20          Certain Tax Matters. Each of Atlantic Capital and South State shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Atlantic Capital and South State shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). In connection with the foregoing, (a) Atlantic Capital shall deliver to the nationally recognized tax counsel that is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Atlantic Capital Tax Certificate”), and (b) South State shall deliver to the nationally recognized tax counsel that is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “South State Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.

Article VII

CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)               Shareholder Approvals. The Requisite Atlantic Capital Vote shall have been obtained.

(b)               Nasdaq Listing. The shares of South State Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)               Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)               S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2              Conditions to Obligations of South State. The obligation of South State to effect the Merger is also subject to the satisfaction, or waiver by South State, at or prior to the Effective Time, of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Atlantic Capital set forth in Section 3.2(a), Section 3.2(b) (but only with respect to Atlantic Capital Bank) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.2(b), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Atlantic Capital set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Atlantic Capital Bank), Section 3.3(a), Section 3.3(b)(i) and Section 3.7 (read, in each case, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Atlantic Capital set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Atlantic Capital or the Surviving Entity. South State shall have received a certificate dated as of the Closing Date and signed on behalf of Atlantic Capital by the Chief Executive Officer or the Chief Financial Officer of Atlantic Capital to the foregoing effect.

(b)               Performance of Obligations of Atlantic Capital. Atlantic Capital shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and South State shall have received a certificate dated as of the Closing Date and signed on behalf of Atlantic Capital by the Chief Executive Officer or the Chief Financial Officer of Atlantic Capital to such effect.

(c)               Federal Tax Opinion. South State shall have received the opinion from one of the firms set forth on Schedule 7.2(c) (“Nationally Recognized Tax Counsel”), in form and substance reasonably satisfactory to South State, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the South State Tax Certificate and the Atlantic Capital Tax Certificate.

7.3              Conditions to Obligations of Atlantic Capital. The obligation of Atlantic Capital to effect the Merger is also subject to the satisfaction, or waiver by Atlantic Capital, at or prior to the Effective Time of the following conditions:

(a)               Representations and Warranties. The representations and warranties of South State set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of South State set forth in Section 4.1(a), Section 4.1(b) (but only with respect to South State Bank), Section 4.2(b) (but only with respect to South State Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of South State set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on South State. Atlantic Capital shall have received a certificate dated as of the Closing Date and signed on behalf of South State by the Chief Executive Officer or the Chief Financial Officer of South State to the foregoing effect.

(b)               Performance of Obligations of South State. South State shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Atlantic Capital shall have received a certificate dated as of the Closing Date and signed on behalf of South State by the Chief Executive Officer or the Chief Financial Officer of South State to such effect.

(c)               Federal Tax Opinion. Atlantic Capital shall have received the opinion of Nationally Recognized Tax Counsel (other than counsel issuing an opinion to South State pursuant to Section 7.2(c)), in form and substance reasonably satisfactory to Atlantic Capital, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the South State Tax Certificate and the Atlantic Capital Tax Certificate.

Article VIII

TERMINATION AND AMENDMENT

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Atlantic Capital Vote:

(a)               by mutual written consent of South State and Atlantic Capital;

(b)               by either South State or Atlantic Capital if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)               by either South State or Atlantic Capital if the Merger shall not have been consummated on or before the nine (9) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)               by either South State or Atlantic Capital (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Atlantic Capital, in the case of a termination by South State, or South State, in the case of a termination by Atlantic Capital, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by South State, or Section 7.3, in the case of a termination by Atlantic Capital, and which is not cured within thirty (30) days following written notice to Atlantic Capital, in the case of a termination by South State, or South State, in the case of a termination by Atlantic Capital, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)               by South State, if (i) Atlantic Capital or the Board of Directors of Atlantic Capital shall have made a Recommendation Change, or (ii) Atlantic Capital or the Board of Directors of Atlantic Capital shall have committed a willful and material breach (as defined below) of its obligations under Section 6.4 or 6.14(a);

(f)                by either Atlantic Capital or South State, if the Requisite Atlantic Capital Vote shall not have been obtained upon a vote thereon taken at the Atlantic Capital Meeting (including any adjournment or postponement thereof);

(g)               by Atlantic Capital in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if, prior to the time the Requisite Atlantic Capital Vote is obtained, the Board of Directors of Atlantic Capital authorizes Atlantic Capital to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 6.4(b); provided that concurrently with such termination, Atlantic Capital pays, or causes to be paid, to South State, in immediately available funds the Termination Fee pursuant to Section 8.2.

8.2              Effect of Termination.

(a)               In the event of termination of this Agreement by either South State or Atlantic Capital as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of South State, Atlantic Capital, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither South State nor Atlantic Capital shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)               In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Atlantic Capital or shall have been made directly to the shareholders of Atlantic Capital or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Atlantic Capital Meeting) an Acquisition Proposal, in each case, with respect to Atlantic Capital, and (A)(x) thereafter this Agreement is terminated by either South State or Atlantic Capital pursuant to Section 8.1(c) without the Requisite Atlantic Capital Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by South State pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by South State or Atlantic Capital pursuant to Section 8.1(f) and (B) prior to the date that is twelve (12) months after the date of such termination, Atlantic Capital enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Atlantic Capital shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay South State, by wire transfer of same-day funds, a fee equal to $16,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(c)               In the event that this Agreement is terminated by South State pursuant to Section 8.1(e) or by Atlantic Capital or South State pursuant to Section 8.1(c) or Section 8.1(f) at a time when this Agreement was terminable by South State pursuant to Section 8.1(e), then Atlantic Capital shall pay South State, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)               In the event that this Agreement is terminated by Atlantic Capital pursuant to Section 8.1(g), then Atlantic Capital shall pay South State, by wire transfer of same-day funds, the Termination Fee concurrently with such termination.

(e)               Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(f)                Each of South State and Atlantic Capital acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Atlantic Capital fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Atlantic Capital fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

GENERAL PROVISIONS

9.1              Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Atlantic Capital Vote; provided, however, that after the receipt of the Requisite Atlantic Capital Vote, there may not be, without further approval of the shareholders of Atlantic Capital any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2              Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Atlantic Capital Vote, there may not be, without further approval of the shareholders of Atlantic Capital any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3              Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.8 and 6.13 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4              Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.5              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Atlantic Capital, to:

Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Rd. NE, Suite 1600

Atlanta, Georgia 30326

Attention:	Patrick T. Oakes
E-mail:	Patrick.Oakes@atlcapbank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004

Attention:	Mitchell S. Eitel Stephen M. Salley
Facsimile:	(212) 558-3588
Email:	eitelm@sullcrom.com salleys@sullcrom.com

and

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, N.E., Suite 3000
Atlanta, Georgia 30308

Attention:	James W. Stevens
Facsimile:	(404) 885-3900
Email:	james.stevens@troutman.com

and

(b)	if to South State, to:

South State Corporation

1101 First Street South
Winter Haven, FL 33880

Attention:	John C. Corbett, CEO
Cc:	Beth S. DeSimone, CRO and GC
Email:	jcorbett@southstatebank.com bdesimone@southstatebank.com

With a copy (which shall not constitute notice) to each of:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
United States

Attention:	George R. Bason, Jr. Margaret E. Tahyar Evan Rosen
Email:	george.bason@davispolk.com margaret.tahyar@davispolk.com evan.rosen@davispolk.com

9.6              Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Atlantic Capital means the actual knowledge of any of the officers of Atlantic Capital listed on Section 9.6 of the Atlantic Capital Disclosure Schedule, and the “knowledge” of South State means the actual knowledge of any of the officers of South State listed on Section 9.6 of the South State Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Central time, on the day prior to the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., Central time, on the day prior to the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) except for purposes of Section 5.2, the terms “ordinary course” and “ordinary course of business” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to a Pandemic and the Pandemic Measures. The Atlantic Capital Disclosure Schedule and the South State Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7              Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8              Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9              Governing Law; Jurisdiction.

(a)               This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)               Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Atlantic Capital Indemnified Party, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, South State Corporation and Atlantic Capital Bancshares, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTH STATE Corporation

By:	/s/ John C. Corbett
	Name:	John C. Corbett
	Title:	CEO

ATLANTIC capital bancshares, inc.

By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]